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                      [Peterson Sullivan PLLC Letterhead]

                                                                    Exhibit 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the inclusion in the second amendment to the Registration Statement (No. 333-134320) on Form S-1 of Northwest Biotherapeutics, Inc. of our report dated January 25, 2006, on our audit of the balance sheets of Northwest Biotherapeutics, Inc. (a development stage company) as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2005 and 2004, and for the period from March 18, 1996 (date of inception) to December 31, 2005.

Our report, dated January 25, 2006, except with respect to the subsequent events referred to in Note 13, the date for which is March 30, 2006, contains an explanatory paragraph that states that Northwest Biotherapeutics, Inc. has experienced recurring losses from operations since inception, has a working capital deficit, and has a deficit accumulated during the development stage. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our firm under the caption "Experts."


/s/ PETERSON SULLIVAN PLLC



September 27, 2006
Seattle, Washington